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                                                                    EXHIBIT 12.1
Northrop Grumman Corporation
Ratio of Earnings to Fixed Charges
($ in millions of U.S. Dollars except ratios)

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
                                                                             Fiscal Year Ended December 31,
                                                 Six Months Ended      ----------------------------------------
                                                   June 30, 1999       1998     1997     1996     1995     1994
                                               --------------------    ----------------------------------------
Earnings
 Income from continuing operations
  before income taxes                             $ 344                $ 312   $ 651    $ 432    $ 448    $  93
                                                  -------------------------------------------------------------

Fixed Charges
 Portion of rentals representative
  of interest factor                                 18                   35      36       37       35       33

 Interest Expenses                                  103                  219     242      246      135      106

 Amortization of debt issue costs
  and other fees                                      6                   14      15       24        2        3
                                                  -------------------------------------------------------------

   Total Fixed Charges                              127                  268     293      307      172      142
                                                  -------------------------------------------------------------

Earnings Plus Fixed Charges                       $ 471                $ 580   $ 944    $ 739    $ 620    $ 235
                                                  =============================================================

Ratio of Earnings to Fixed Charges                  3.7                  2.2     3.2      2.4      3.6      1.7
                                                  =============================================================
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